UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DGSE COMPANIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DGSE COMPANIES, INC.
2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2007
TO THE STOCKHOLDERS OF DGSE COMPANIES, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DGSE COMPANIES, INC., a Nevada corporation (the “Company”), will be held on Friday, July 27, 2007 at 11:30 a.m. local time, at our principal offices located at 2817 Forest Lane. Dallas, Texas 75234.
1.
To elect directors to the Company’s board of directors, to serve until their successors are elected and qualified or their earlier resignation or removal;
2.
To ratify the selection of BKR Cornwell Jackson as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007; and
3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The nominees intended to be presented for election as directors are:  Dr. L.S. Smith, Ph.D.; William H. Oyster; Dr. William P. Cordeiro, Ph.D.; Craig Alan-Lee; Richard M. Gozia; David Rector; and Mitchell T. Stoltz.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The board of directors has fixed the close of business on June 27, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Dr. L.S. Smith
Dr. L.S. Smith
Chairman and Secretary
Dallas, Texas
July 12, 2007
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DGSE COMPANIES, INC.
2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held July 27, 2007
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy solicitation is being made to the holders of record on June 27, 2007 of common stock of DGSE Companies, Inc., a Nevada corporation, on behalf of our board of directors for use at our Annual Meeting of Stockholders to be held on July 27, 2007, at 11:30 a.m. local time, which we refer to as our annual meeting, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Our annual meeting will be held at our principal offices located at 2817 Forest Lane, Dallas, Texas 75234. We intend to mail or electronically deliver this proxy statement, the accompanying proxy card and Notice of Annual Meeting on or about July 12, 2007 to all stockholders entitled to vote at our annual meeting.
Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of our company. No additional compensation will be paid to directors, officers or other regular employees for such services.
Voting Rights and Outstanding Shares
In order to conduct business at our annual meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at our annual meeting, present in person or represented by proxy, constitutes a quorum under our bylaws. We will treat shares of our common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at our annual meeting for the purposes of determining the presence of a quorum. If a quorum is not present, we anticipate that our annual meeting will be adjourned to solicit additional proxies.
We have designated a record date of June 27, 2007 for our annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at our annual meeting. At the close of business on the record date we had 9,479,003 shares of common stock outstanding and entitled to vote. On all matters to be voted upon at our annual meeting, each holder of record of common stock on the record date will be entitled to one vote for each share held.
All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non votes. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on proposals presented to the stockholders for the purposes of determining the presence of a quorum and will have the same effect as negative votes. If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of our Board.

Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our corporate secretary at our principal offices, 2817 Forest Lane, Dallas, Texas 75234, Attention:  Corporate Secretary, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.
Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder nominations to our board of directors or other proposals to be considered at an annual meeting of our stockholders, the stockholder must have given us timely notice of the proposal or nomination in writing to our corporate secretary pursuant to Rule 14a-4 (c) under the Exchange Act. To be timely for our 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our corporate secretary at our principal executive offices not later than May 19, 2008.
Requirements for Stockholder Proposals to be Considered for Inclusion in DGSE’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8(e) under the Exchange Act for inclusion in our proxy materials and intended to be presented at our 2008 annual meeting must be received by our corporate secretary in writing not later than March 5, 2008 to be considered for inclusion in our proxy materials for that meeting. The proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.
Copies of Annual Report
A copy of the our Annual Report on Form 10-K and on Form 10-K/A for our fiscal year ended December 31, 2006, as filed with the SEC, was previously mailed to you on or about April 20, 2007. We will furnish an additional copy of these reports to our stockholders without charge upon written request to the attention of our corporate secretary addressed to DGSE Companies, Inc., 2817 Forest Lane, Dallas, Texas 75234.

PROPOSAL ONE
ELECTION OF DIRECTORS
There are seven nominees for election to our board of directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of our company. Four of the directors were elected by the stockholders at our 2006 annual meeting. Three of the directors, Richard M. Gozia, David Rector, and Mitchell T. Stoltz, were elected to our board on June 1, 2007, pursuant to the terms of the amended and restated agreement and plan of merger and reorganization related to our acquisition of Superior Galleries, Inc. We encourage our board members to attend our annual meetings of stockholders. Two of the four nominees who were members of our board at the time of the 2006 annual meeting of our stockholders attended that meeting.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee is unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of a substitute nominee proposed by our board or management. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.
The seven candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors.
Our board of directors recommends a vote IN FAVOR of each named nominee
Nominees
The names of the nominees and certain information about them are set forth below:

Name	Age	Position and Offices	Year First Elected Director or Appointed Officer of Company

Dr. L.S. Smith, Ph.D	60	Chairman of the board of directors, chief executive officer, secretary and director	1980
William H. Oyster	54	Director, president, and chief operating officer	1990
Dr. William P. Cordeiro, Ph.D.	63	Director	1999
Craig Alan-Lee	50	Director	2004
Richard M. Gozia	62	Director	2007
David Rector	60	Director	2007
Mitchell T. Stoltz	53	Director	2007
Dr. L.S. Smith has served as chairman of our board of directors, and as our chief executive officer and secretary, since 1980. Dr. Smith obtained a B.A. in political science from UCLA in 1967, an M.P.A. in public administration from UCLA in 1969, and an M.A., E.M.B.A. and Ph.D. in management from the Peter Drucker School of Management at the Claremont Graduate University in 1981, 1984 and 1991, respectively.
Mr. Oyster has served as a director, and as our president and chief operating officer, since January 1990. Mr. Oyster obtained an A.A.S. in nursing from Grayson County College in 1976.
Dr. Cordeiro has served as a director and an independent member and financial expert of our audit committee since June 1999. He has served as the director of the Smith School of Business and Economics, California State University — Channel Islands since June 1990. He has also been a partner of Bartik, Cordeiro & Associates, Inc., a management consulting firm, since January 1990. Dr. Cordeiro obtained a B.S. in biology from the University of San Francisco in 1966, an M.B.A. in finance from USC in 1969, an M.A. in management from Claremont Graduate School in 1982 and a Ph.D. in executive management from Claremont Graduate School in 1986.

Mr. Alan-Lee has served as a director and independent member of our audit committee since December 2004. He has served as a senior loan consultant with Castle Funding, Inc., a mortgage loan company, since November 1994.
Mr. Gozia has served as the chief executive officer of Fenix Companies, a subsidiary of Union Pacific Corporation responsible for transportation-related software development and data management, since 2001. Prior to that, Mr. Gozia served as president and chief operating officer of CellStar Corporation, a global distributor of wireless phone products, from 1996 until 1999. Prior to that, Mr. Gozia served as executive vice president and chief financial officer of SpectraVision, Inc., an in-room hotel movie provider, from 1994 until 1996. He has also served as a director of ForeFront Holdings, Inc. (f/k/a Datrek Miller International, Inc.) since June 2005. Mr. Gozia obtained a B.S. in accounting from the University of Missouri in 1970 and is a certified public accountant in the State of Texas.
Mr. Rector has served as a principal of David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries, since 1985. Prior to that, he served as president, chief executive officer and chief operating officer of Nanoscience Technologies, Inc., a development stage company engaged in the development and commercialization of DNA nanotechnology, from June 2004 to December 2006. He has also served as a director of Senesco Technologies, Inc., a research and development company focused on genetic technologies to improve commercial agriculture and to treat major medical conditions in humans, since 2002, and as a director of Superior Galleries, Inc. from May 2003 until May 2007. Mr. Rector obtained a B.S. in business from Murray State University in 1969.
Mr. Stoltz has been an independent consultant to the beverage distribution industry as well as other industries since January 2001. Prior to that, he served as the president of NWS Illinois d/b/a Union Beverage/Hamburg Distribution, a beer and soda distributor, from 1999 to 2001. He has also served as a director of NWS Illinois d/b/a Union Beverage/Hamburg Distribution since 1999 and as director of Superior Galleries, Inc. from December 2005 until May 2007. Mr. Stoltz obtained a B.B.A. from Notre Dame University in 1972 and an M.B.A. from Northwestern University — J.L. Kellogg Graduate School of Management in 1986.
Corporate Governance Agreement
In connection with our acquisition of Superior Galleries, Inc. (Superior), in May 2007, we entered into a corporate governance agreement (the corporate governance agreement) with Stanford International Bank Ltd. (Stanford), our largest stockholder and a lender to Superior, and Dr. Smith, our second-largest stockholder, chairman and chief executive officer. Pursuant to the corporate governance agreement, subject to the applicable fiduciary duties of our board of directors and compliance with applicable law, we have agreed to recommend up to six nominees to constitute our board of directors.
Each of Dr. Smith and Mr. Oyster has the right to be nominated for election to our board as long as he serves as an executive officer of our company. In addition, Dr. Smith has the right to nominate two “independent directors” (as defined in the corporate governance agreement) for election to our board as long as he beneficially owns at least 10% of our outstanding shares of common stock. Dr. Smith has exercised this right to nominate Dr. Cordeiro and Mr. Alan-Lee for election to our board. Stanford has the right to nominate two “independent directors” (as defined in the corporate governance agreement) for election to our board as long as it beneficially owns at least 15% of our outstanding shares of common stock. Stanford has exercised this right to nominate Messrs. Stoltz and Gozia for election to our board.

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS
Corporate Governance
We maintain a corporate governance page on our website which includes our Code of Business Conduct and Ethics, which includes a whistleblower protection policy, and the charters for our committees of our board of directors. The corporate governance page can be found at www.DGSE.com, by clicking on “About Us,” and then on the “DGSE Code of Business Conduct & Ethics” link.
Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing requirements of The NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:
•
A majority of our board members are independent of our company and our management;
•
All members of our standing board committee — the audit committee — are independent (within the meaning of the NASDAQ listing standards);
•
The independent members of our board meet regularly without the presence of management;
•
We have a clear code of business conduct and ethics that applies to our principal executive officers, our directors and all of our employees, and is monitored by our audit committee;
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The charter of our audit committee clearly establishes its roles and responsibilities; and
•
We have a specific telephone number available to all employees, and our audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.
Board of Directors
Our board of directors currently has seven directors: Dr. L.S. Smith (Chairman), William H. Oyster, Dr. William P. Cordeiro, Craig Alan-Lee, Richard M. Gozia; David Rector, and Mitchell T. Stoltz. During 2006, our board had five directors:  Dr. Smith, Messrs. Oyster, Cordeiro and Alan-Lee, and Paul Hagen. On March 28, 2007, Mr. Hagen resigned as a director of our board and on March 30, 2007, our board appointed Alfred W. Slayton as an independent director. On June 1, 2007, Mr. Slayton resigned as a director of our board, and our board appointed Mr. Rector as an independent director.
Our board met four times and acted by unanimous written consent once during 2006. All members of our board were present at each meeting.
Independence of the Board of Directors
Our company is a “controlled company” within the meaning of the NASDAQ listing standards because our two largest stockholders, Dr. Smith and Stanford, who have entered into a corporate governance agreement with our company and have filed Schedule 13Ds with the SEC as a group, collectively hold approximately 64% of the voting power of our company. Accordingly, we are not obligated to comply with the independent director requirements of the NASDAQ listing standards.
Pursuant to the corporate governance agreement, four of the directors which Stanford and Dr. Smith have the right to nominate must be “independent” within the meaning of the agreement. The agreement defines as independent a nominee or director who, amongst other things, is an individual our board has determined, in the case of a director standing for re-election, or our board is reasonably likely to determine, in the case of a new director nominee, to be independent within the meaning of the applicable listing rules of our principal trading market (currently The NASDAQ Stock Market) and the applicable rules under the Exchange Act.
After review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our board of directors has affirmatively determined that five of our seven directors — Dr. Cordeiro and Messrs. Alan-Lee, Gozia, Rector and Stoltz — are “independent” within the meaning of the applicable NASDAQ listing standards and our corporate governance agreement.

Executive Sessions
As required under the NASDAQ listing standards, during the calendar year ended December 31, 2006, our independent directors met at least twice in regularly scheduled executive sessions at which only independent directors were present.
Stockholder Communications with the Board of Directors
We have adopted a formal process by which stockholders may communicate with our board of directors. Our board recommends that stockholders initiate any communications with the board in writing and send them in care of the investor relations department by mail to our principal offices, 2817 Forest Lane, Dallas, Texas 75234. This centralized process will assist the board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication. The board has instructed the investor relations department to forward such correspondence only to the intended recipients; however, the board has also instructed the investor relations department, prior to forwarding any correspondence, to review such correspondence and, in its discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the board’s consideration. In such cases, that correspondence will be forwarded to our corporate secretary for review and possible response. This information is also contained on our website at www.DGSE.com.
Information Regarding the Board of Directors Committees
During 2006, the only standing committee of our board of directors was the audit committee. Because our company is a “controlled company” under the NASDAQ listing standards, our board is not obligated by those listing standards to have, and our board does not have, a nominating committee or a compensation committee, or any committees performing similar functions. The audit committee was established in accordance with Section 3(a)(58) of the Exchange Act. The current charter for our audit committee is included as Annex 1 and can also be found on our website at www.DGSE.com.
The audit committee oversees our corporate accounting and financial reporting processes. Among other functions, the audit committee:
•
oversees our financial reporting process on behalf of the board and reports the results of their activities to the board;
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sets the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior;
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together with the board, evaluates and, where appropriate, replaces our independent registered public accounting firm;
•
discusses with our independent registered public accounting firm their independence from management and our company and the matters included in the written disclosures required by the Independence Standards Board;
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annually reviews and recommends to the board the selection of our independent registered public accounting firm;
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reviews the interim financial statements with management prior to the filing of our quarterly reports on Form 10-Q and discusses the results of the quarterly review and any other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted auditing standards; and
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reviews with management and the independent registered public accounting firm the financial statements to be included in our annual report on Form 10-K (or the annual reports to our stockholders if distributed prior to the filing of a Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements, and discusses the results of the annual audit and any other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted auditing standards.

The audit committee has the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties. The audit committee is currently composed of Dr. William P. Cordeiro, Ph.D. (Chairman), David Rector and Craig Alan-Lee. During 2006, it was composed of Dr. Cordeiro and Messrs. Alan-Lee and Hagen. On March 28, 2007, Mr. Hagen resigned as a director of our board and from the audit committee and on March 30, 2007, our board appointed Alfred W. Slayton as an independent director and member of the audit committee. On June 1, 2007, Mr. Slayton resigned as a director of our board and from the audit committee, and our board appointed Mr. Rector as an independent director and member of the audit committee. The audit committee met four times during 2006.
Our board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the NASDAQ listing standards). Our board of directors has determined that each member of the audit committee is able to read and understand fundamental financial statements, including our company’s balance sheet, income statement and cash flow statement. Our board has also determined that Dr. Cordeiro and Mr. Rector each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making such determinations, the board made a qualitative assessment of Dr. Cordeiro’s and Mr. Rector’s level of knowledge and experience based on a number of factors, including each individual’s formal education and experience. See “Report of the Audit Committee.”
The audit committee has discussed with BKR Cornwell Jackson, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has also received the written disclosures and the letter from BKR Cornwell Jackson required by Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the audit committee has discussed with BKR Cornwell Jackson the independence of BKR Cornwell Jackson as auditors of the Company. Based on the foregoing, the audit committee recommended to the board that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Consideration of Director Nominees
Because our company is a “controlled company” for purposes of the NASDAQ listing standards, our board is not required by those listing standards either to have a nominating committee or to have director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Our board has not established a standing nominating committee or a charter with respect to the nominating process. Instead, our entire board is involved in the director nomination process.
Our board is of the view that such a committee is unnecessary given that almost all directors are nominated pursuant to the corporate governance agreement and the fact that all directors are considered by and recommended to our stockholders by the full board, which is comprised of a majority of independent directors. If our board established such a committee, its membership would consist of the independent directors or a subset of them. To date, all director nominees recommended to the stockholders have been identified by stockholders, current directors or management, and we have never engaged a third party to identify director candidates.
Director Qualifications
Our board believes that new candidates for director should have certain minimum qualifications, including having the knowledge, capabilities, experience and contacts that complement those currently existing within our company; having the ability to meet contemporary public company board standards with respect to general governance; stewardship, depth of review, independence, financial certification, personal integrity and responsibility to stockholders; a genuine desire and availability to participate actively in the development of our future; and an orientation toward maximizing stockholder value in realistic time frames. The board also intends to consider such factors as ability to contribute strategically through relevant industry background and experience; independence from our company and current board members; and a recognizable name that would add credibility and value to our company and its stockholders. The board may modify these qualifications from time to time.

Evaluating Nominees for Director
Most of our nominees for election as directors are nominated pursuant to the corporate governance agreement. With respect to these nominees, our board reviews candidates to ensure they are “independent”, as defined in the corporate governance agreement. Under that agreement, a nominee is “independent” if he or she (i) is not and has never been an officer or employee of DGSE or Stanford or their respective affiliates or associates, or of any entity that derived 5% or more of its revenues or earnings in any of its three most recent fiscal years from transactions involving DGSE or Stanford or any affiliate or associate of any of them, (ii) has no affiliation, compensation, consulting or contracting arrangement with DGSE or Stanford or their respective affiliates or associates or any other entity such that a reasonable person would regard such individual as likely to be unduly influenced by management of DGSE or Stanford, respectively, or their respective affiliates or associates, and (iii) is a director our board has determined, or a nominee our board is reasonably likely to determine, to be “independent” within the meaning of the applicable listing rules of our principal trading market (currently The NASDAQ Stock Market) and Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1) promulgated thereunder.
With respect to nominees not nominated pursuant to the corporate governance agreement, our board reviews candidates for director nominees in the context of the current composition of our board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, our board currently considers, among other factors, diversity, age, skills, and such other factors as it deems appropriate given the current needs of our board and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, our board reviews the directors’ overall service to our company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the director’s independence. In the case of new director candidates, our board also determines whether the nominee must be independent, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our board then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board. Our board meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our stockholders by majority vote. To date, our board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, our board has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned, in the aggregate, more than 5% of our voting stock.
Stockholder Nominations
The board applies the same guidelines (described above) to stockholder nominees as applied to nominees from other sources. Any stockholder who wishes to recommend a prospective director nominee for the board’s consideration may do so by giving the candidate’s name and qualifications in writing to our chairman of the board at our principal executive offices at 2817 Forest Lane, Dallas, Texas 75234. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership, as well as any other information required by our bylaws.
Executive and Director Compensation
Because our company is a “controlled company” for purposes of the NASDAQ listing standards, our board is not required by those listing standards to have a compensation committee or to have compensation determined either by a majority of the independent directors or a compensation committee comprised solely of independent directors. Our board has not established a standing compensation committee or a charter with respect to the compensation process. Instead, our entire board is involved in the compensation process.
Until a compensation committee is established, our entire board of directors is responsible for reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation, as described more fully under the Compensation Discussion and Analysis heading above. Our board does not employ compensation consultants in determining executive or director compensation.

Compensation Committee Interlocks and Insider Participation
Since we have elected to be classified as a “controlled company” within the meaning of the NASDAQ listing standards, we do not have a compensation committee of our board of directors, or any committee performing similar functions. During 2006, none of our directors or executive officers is known by us to have served on the board of directors or compensation (or equivalent) committee of any entity one of whose directors or officers serves on our board of directors, except that on January 6, 2007, William H. Oyster, a director and named executive officer, became a director and executive officer of Superior Galleries, Inc.
Dr. Smith and Mr. Oyster, who are executive officers identified in the Summary Compensation Table below, served on our board of directors in 2006 and participated in deliberations of the board concerning executive officer compensation. No other current or past executive officers of our company serves on our board of directors.
Code of Business Conduct and Ethics
We have adopted a “Code of Business Conduct and Ethics,” a code of ethics that applies to all employees, including our executive officers. A copy of our Code of Business Conduct and Ethics is posted on our internet site at www.DGSE.com. In the event we make any amendments to, or grant any waivers of, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report.
AUDIT COMMITTEE REPORT
Introductory Note: The material in this report is not “soliciting material” and is being furnished to, but not deemed filed with, the SEC. This report is not deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.
The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006.
The Audit Committee has reviewed and discussed the audited financial statements of DGSE Companies, Inc. with senior management. The Audit Committee has discussed with BKR Cornwell Jackson, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from BKR Cornwell Jackson required by Independence Standards Board Standard No. 1, which relates to the accounting firm’s independence from our company, and has discussed with BKR Cornwell Jackson its independence from our company.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
The Audit Committee acts pursuant to the Audit Committee Charter adopted by the board of directors. Each of the members of the Audit Committee qualifies as an independent director under the current listing standards of the NASDAQ Stock Market. The Charter of the Audit Committee is attached as Annex 1 to this proxy statement.
AUDIT COMMITTEE
Dr. William P. Cordeiro, Ph.D. (Chairman)
David Rector  (Mr. Rector was not a member of the Audit Committee during 2006)
Craig Alan-Lee

COMPENSATION COMMITTEE REPORT
Introductory Note: The material in this report is not “soliciting material” and is being furnished to, but not deemed filed with, the SEC. This report is not deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.
The following is the report of the board of directors with respect to the Compensation Discussion and Analysis set forth in this proxy statement.
The board of directors does not have a compensation committee. Accordingly, the full board of directors has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management and based on this review and discussion has approved it for inclusion in this proxy statement.
BOARD OF DIRECTORS
Dr. L.S. Smith, Ph.D. (Chairman)
William H. Oyster
Dr. William P. Cordeiro, Ph.D.
Craig Alan-Lee
Richard M. Gozia
David Rector
Mitchell T. Stoltz

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected BKR Cornwell Jackson as our independent registered public accounting firm for the fiscal year ending December 31, 2007. BKR Cornwell Jackson has served as our independent registered public accounting firm since October 2004 and audited our financial statements for the 2006 fiscal year. A representative of BKR Cornwell Jackson is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of BKR Cornwell Jackson is not required by our bylaws or otherwise. However, we are submitting the selection of BKR Cornwell Jackson to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, our audit committee will consider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our stockholders.
The affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, is required to ratify the selection of BKR Cornwell Jackson. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders for the purpose of determining a quorum and will have the same effect as negative votes. Broker non votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Independent Registered Public Accountants Fees
The following table presents fees billed by BKR Cornwell Jackson for professional services rendered for the fiscal years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees(1)	$38,180	$34,900
Audit Related Fees	—	—
Tax Fees(2)	12,131	9,950
All Other Fees(3)	29,169	29,575
Total	$79,470	$74,425
——————
(1)
Represents the aggregate fees billed by BKR Cornwell Jackson for professional services rendered for the audit of our annual financial statements for the fiscal year indicated above.
(2)
Represents the aggregate fees billed by BKR Cornwell Jackson for professional services rendered in various tax matters during 2005 and 2006.
(3)
Represents the aggregate fees billed by BKR Cornwell Jackson for professional services rendered for the review of quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30 for the fiscal years indicated above. During 2006, BKR Cornwell Jackson provided additional professional services for due diligence requirements for the Superior Galleries acquisition and consultation on a routine IRS audit.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services are pre-approved by our audit committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. Our audit committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit and quarterly reviews for the subsequent fiscal year, and pre-approves specific engagements for tax services performed by such firm. Our audit committee has also established pre-approval policies and procedures for certain enumerated audit and audit related services performed pursuant to the annual engagement agreement, including such firm’s attendance at and participation at board and committee meetings; services of such firm associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as comfort letters and consents; such firm’s assistance in responding to any SEC comments letters; and consultations with such firm as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Public Company Accounting Oversight Board (PCAOB), Financial Accounting Standards Board (FASB), or other regulatory or standard-setting bodies. Our audit committee is informed of each service performed pursuant to its pre-approval policies and procedures.
Our audit committee has considered the role of BKR Cornwell Jackson in providing services to us for the fiscal year ended December 31, 2006 and has concluded that such services are compatible with the firm’s independence.
Our Board of Directors recommends a vote IN FAVOR of Proposal Two

ADDITIONAL INFORMATION
Management
Set forth below is information regarding our executive officers. All executive officers serve at the pleasure of our board of directors.

Name	Age	Position

Dr. L.S. Smith*	60	Chairman of the board, chief executive officer and secretary
William H. Oyster*	54	President and chief operating officer
John Benson	61	Chief financial officer
S. Scott Williamson	49	Executive vice president – consumer finance
Lawrence Fairbanks Abbott, Jr.	43	Executive vice president – Superior Galleries, Inc.
——————
*
Biographical information about Dr. Smith and Mr. Oyster is set forth under Proposal One above.
John Benson joined our company in December 1992 as chief financial officer. Between January and May 2007, Mr. Benson served on the board of directors of Superior Galleries, Inc. Mr. Benson obtained his BBA from Texas A&M University in 1968 and is a certified public accountant in the State of Texas.
S. Scott Williamson joined our company as executive vice president — consumer finance and became president of our subsidiary American Pay Day Centers, Inc. in May 2004. Between 2002 and 2004, Mr. Williamson served as president of Texas State Credit Co., a finance company with 63 locations. From 2001 to 2002, Mr. Williamson served as chief financial officer for Westgate Fabrics, LLC, a distributor of decorative fabrics. Before that, Mr. Williamson served as an executive vice president of operations for First Cash Financial Services, Inc., a national markets finance company. Mr. Williamson has also served on the board of directors of Superior Galleries, Inc. from January 2007 to May 2007. Mr. Williamson obtained his B.B.A. in accounting from the University of Oklahoma in 1980.
Lawrence Fairbanks Abbott, Jr. joined Superior Galleries, Inc., which became a subsidiary of our company on May 30, 2007, as executive vice president in June 2005. He also served as chief operating officer of Superior from January 2006 until January 2007. Prior to that, Mr. Abbott served as executive vice president of Heritage Rare Coin Galleries, a privately-held rare coin dealer and auctioneers, from May 1999 to May 2005. He also serves as a consultant to Divine Imaging Commodities, a Multiple Award Schedule (MAS) contractor reselling an array of office products and equipment to the federal government, since October 15, 2006.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 29, 2007 by: (i) each director; (ii) each of the named executive officers reflected in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)

Dr. L. S. Smith, Ph.D. Director, chairman and chief executive officer 519 Interstate 30, #243 Rockwall, Texas 75087	6,555,392	(2), (8)	69.2%
William H. Oyster Director, president and chief operating officer(3)	290,115	(4)	3.1%
John Benson Chief financial officer(3)	161,500	(5)	1.7%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)

S. Scott Williamson Executive vice president(3)	20,000	(6)	*
Dr. William P. Cordeiro, Ph.D. Director P.O. Box 6010 Malibu, California 90264	27,500	(7)	*
Craig Alan-Lee Director 11230 Dilling Street North Hollywood, California 91602	325,000	(8),(9)	6.61%
David Rector Director(3)	5,462	(10)	*
Mitchell T. Stoltz Director(3)	2,731	(11)	*
Richard Matthew Gozia Director 123 22nd Street S. La Crosse, Wisconsin 54601	10,000		*
Stanford International Bank Ltd. No. 11 Pavilion Drive St. John’s, Antigua, West Indies	6,555,392	(12)	69.2%
All directors and officers as a group (10 individuals)	7,389,507	(13)	77.9%
——————
(1)
Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books showing 9,479,003 shares of common stock outstanding as of July 6, 2007. We are informed that these persons hold the sole voting and dispositive power with respect to the common stock except as otherwise stated in the footnotes below. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of July 6, 2007, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. A “*” indicates less than one percent.
(2)
Includes 577,777 and 267,857 shares currently exercisable under stock options with exercise prices of $2.25 and $1.12 per share, respectively; 493,282 shares subject to proxies pursuant to which Dr. L.S. Smith holds sole voting power; and 3,390,727 shares subject to a corporate governance agreement with Stanford International Bank Ltd., which we refer to as Stanford, and us. The corporate governance agreement entitles Stanford and Dr. Smith to each nominate two independent directors to our board of directors and entitles Dr. Smith and Mr. Oyster to be nominated to our board for so long as he remains an executive officer of our company. Pursuant to this agreement, Dr. Smith has shared voting power with respect to the 3,390,727 shares beneficially owned by Stanford. Dr. Smith disclaims beneficial ownership of the 3,884,009 shares subject to the proxies or the corporate governance agreement.
(3)
The address for Messrs. Oyster, Benson, Williamson, Rector and Stoltz is 2817 Forest Lane, Dallas, Texas  75234.
(4)
Includes 250,000 shares currently exercisable under stock options with an average exercise price of $2.23 per share. In addition, W.H. Oyster has granted Dr. L.S. Smith a proxy to vote 38,615 of his currently outstanding shares.
(5)
Includes 150,000 shares currently exercisable under stock options with an average exercise price of $2.02 per share. In addition, John Benson has granted Dr. L.S. Smith a proxy to vote his 11,500 shares currently outstanding.
(6)
Includes 20,000 shares currently exercisable under stock options with an exercise price of $2.43 per share.

(7)
Includes 22,500 shares currently exercisable under stock options with an exercise price of $2.47 per share and 5,000 shares owned by Bartik, Cordeiro & Associates, as to which Dr. Cordeiro has shared voting and investment powers.
(8)
Craig Alan-Lee has granted Dr. L.S. Smith a proxy to vote his 320,000 shares currently outstanding.
(9)
Includes 5,000 shares currently exercisable under a stock option with an exercise price of $2.82 per share.
(10)
Includes 2,731 and 2,731 shares currently exercisable under stock options with an exercise price of $7.32 and $10.07, respectively, per share.
(11)
Includes 2,731 shares currently exercisable under a stock option with an exercise price of $5.86 per share.
(12)
Includes 422,817 shares currently issuable upon the exercise of stock purchase warrants with an exercise price of $1.89 per share and 3,164,665 shares beneficially owned by Dr. Smith subject to the corporate governance agreement described above. James M. Davis is the chief financial officer of Stanford. R. Allen Stanford is a director and, indirectly, the principal shareholder of Stanford. Both Messrs. Stanford and Davis share voting and dispositive power with respect to shares held by Stanford. Pursuant to the corporate governance agreement, Stanford has shared voting power with respect to the 3,164,665 shares beneficially owned by Dr. Smith. Stanford disclaims beneficial ownership of the 3,164,665 shares subject to the corporate governance agreement.
(13)
Includes 577,777, 267,857, 250,000, 150,000, 45,000, 10,000 and 20,000 shares currently exercisable under stock options with an exercise price or average price, as the case may be, of $2.25, $1.12, $2.23, $2.02, $2.47, $2.82 and $2.43, respectively, per share, and 493,282 shares subject to proxies granting Dr. L.S. Smith sole voting powers.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(b) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file.
Based solely on a review of copies of such reports furnished to us and written representations that no other reports were required during our fiscal year ended December 31, 2006, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC, except Mr. Oyster, who filed an untimely Form 4 on August 7, 2006 to report a stock purchase.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
Because our company is a “controlled company” within the meaning of the NASDAQ listing standards, we are not required to have, and do not have, a compensation committee. Instead, our board of directors has the overall responsibility for evaluating, approving, administering and interpreting our compensation and benefit policies affecting our executive officers, including:
•
the corporate goals and objectives relating to the overall compensation of executive officers,
•
the actual compensation of executive officers, including their annual base salaries and their annual incentive opportunities (which includes cash-based and equity-based compensation),
•
any employment agreements, severance arrangements and change in control agreements that affect elements of the executive officers’ compensation and benefits,
•
the supplemental compensation and benefits of executive officers, and
•
perquisites provided to executive officers both during and after employment with us.

Compensation Philosophy
Though our compensation philosophy is informal, we believe compensation should include a mixture of a competitive base salary, bonus incentives to encourage retention and reward individual responsibility and productivity, equity grants to align the interests of officers with those of our stockholders, and case-specific compensation plans to accommodate individual circumstances or non-recurring situations. Generally, we believe that overall executive compensation should be targeted near the mean of salaries for executives in similar positions with similar responsibilities at comparable companies. Our board of directors uses its judgment and experience and works closely with our executive officers to determine the appropriate mix of compensation for each individual.
Benchmarking
While we do not believe it is appropriate to establish compensation levels primarily based on benchmarking, we do believe that compensation practices at comparable companies serve as a useful metric for us to remain competitive in the marketplace. Therefore, we informally consider competitor market practices with respect to the salaries, bonuses, benefits and total compensation paid to our executive officers.
Elements of Compensation
Currently, our named executive officers’ compensation has three primary components — base compensation or salary, discretionary annual cash bonuses, and equity awards. In addition, we provide our executive officers with a variety of benefits that are generally available to all salaried employees.
We view the various components of compensation as related but distinct. Although our board of directors reviews each executive officers’ total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as to reward extraordinary performance and increased responsibility and commitment. Our board of directors has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.
Our annual process of determining overall compensation begins with recommendations made by Dr. Smith, our chairman, chief executive officer, and large stockholder. In making his recommendation, Dr. Smith considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the individual’s long-term commitment to our company, and the scarcity of individuals with similar skills. Acting with the recommendation from Dr. Smith, our board of directors makes the final determination of compensation for our executive officers, including for Dr. Smith. In making compensation decisions, our management and board look at various metrics of our company’s performance, including gross revenues, the fair market value of our common stock, and operating earnings (such as EBIT, EBITDA and net earnings).
Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of executive officers, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the mean of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, with the board of directors examining detailed compensation surveys in all markets in which we operate, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
In connection with the acquisition by our company of Superior, our board of directors re-evaluated the appropriate base salaries of our executive officers in light of the increased size of the combined business and the increased responsibilities of our executive officers. Based on this analysis, the board of directors agreed to increase the base salaries of our executive officers effective upon the completion of the acquisition, as more fully discussed under the heading “Post-Acquisition Employment Agreements” beginning on page 21.
Discretionary Annual Cash Bonus. Our board of directors has the authority to award discretionary annual cash bonuses to our executive officers. The annual incentive bonuses are intended to compensate our executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to financial factors such as revenue growth, improving our results of operations and increasing the price per share of our capital stock, and individual performance factors such as responsibilities, improvement and diligence.
The discretionary bonus is normally paid in a single installment in the first quarter following the completion of our fiscal year. The actual amount of a discretionary bonus was determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter in 2007. The board of directors has not fixed a maximum payout for any annual discretionary cash bonus.
In connection with the acquisition by our company of Superior, our board of directors re-evaluated the bonus structure of our executive officers in light of the increased size of the combined business and increased responsibilities of our executive officers. Based on this analysis, our board of directors made the annual bonus mandatory for certain of our executive officers after the completion of the acquisition, with the amount of the bonus based in part on the executive serving as an officer throughout the year and in part on a specified increase in either the market value of our common stock or in our earnings before interest and taxes (EBIT), as more fully discussed under the heading “Post-Acquisition Employment Agreements” beginning on page 21.
Our board of directors has not considered whether it would attempt to recover bonuses paid based on our financial performance where our financial statements are restated in a downward direction sufficient to reduce the amount of bonus that should have been paid under any applicable bonus criteria.
Equity Compensation. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our board of directors believes that the use of stock and stock-based awards offers the best approach to achieving this goal. We have not adopted stock ownership requirements or guidelines. Aside from Dr. Smith, our stock compensation plans have provided the principal method for our executive officers and directors to acquire equity or equity-linked interests in our company.
Our 2006 equity incentive plan authorizes us to grant options to purchase shares of common stock and stock awards to our employees (including executives), directors and consultants. Our board has appointed our chairman of the board, Dr. Smith, as the administrator of the plan. In the case of awards intended to qualify as “performance-based-compensation” excludable from the deduction limitation under Section 162(m) of the Internal Revenue Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the authority, among other things, to:
•
select the individuals to whom awards will be granted and to determine the type of award to grant;
•
determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration payable upon exercise;
•
provide for a right to dividends or dividend equivalents; and
•
interpret the plan and adopt rules and procedures relating to administration of the plan.
Except to the extent prohibited by any applicable law, the administrator may delegate to one or more individuals the day-to-day administration of the plan.
Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options have an exercise price equal to the fair market value of our common stock on the day of grant. The plan permits payment in the form of cash, check or wire transfer, other shares of our common stock, cashless exercises, any other form of consideration and method of payment permitted by applicable laws, or any combination thereof.
An option granted under the plan generally cannot be exercised until it vests. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of the optionee’s service, he or she may exercise his or her option for the period stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for twelve months following such termination. In all other cases, the option generally will remain exercisable for three months. Nevertheless, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.
Severance Payments. Dr. Smith had a severance arrangement in his employment agreement which was in effect during our fiscal year 2006. In addition, in connection with the acquisition of Superior, our board of directors agreed to make severance payments to Dr. Smith and Messrs. Oyster and Benson in new employment agreements conditioned upon the completion of the acquisition, as more fully discussed under the heading “Post-Acquisition Employment Agreements” beginning on page 2. Our board has agreed to these severance provisions in recognition of the longevity of service by these executive officers to our company, and to protect these executive officers after the acquisition. We believe that most of the severance provisions are customary and in accordance with market practice. The single trigger for the payment of severance in the event of a “change in control” of our company to some executives was to protect our senior executives and in consideration of the agreement by Dr. Smith to relinquish his majority voting power in our company.
Impact on Compensation of Acquisition by Our Company of Superior. Our board of directors has the discretion to revise, amend or add to the benefits and perquisites of our executive officers. Based on the review of other executive compensation arrangements in the equivalent industries and markets and in connection with the proposed acquisition by our company of Superior, our board of directors re-evaluated the appropriate compensation structure of our executive officers in light of the increased size of the combined business and the increased responsibilities and commitment required of our executive officers. Based on this evaluation, our board of directors agreed to add additional benefits, including increases in salary, increases in bonuses, and life and disability insurance, to certain of our executive officers upon the consummation of the acquisition, as more fully discussed under the heading “Post-Acquisition Employment Agreements” beginning on page 21
Tax and Accounting Implications
Deductibility of Executive Compensation. As part of its role, our board of directors reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Our board of directors believes that compensation paid to our executive officers are generally fully deductible for federal income tax purposes. However, in certain situations, certain of the independent members of our board of directors may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation of our executive officers.
Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe the Company is operating in good faith compliance with the statutory provisions which became effective January 1, 2005.
Accounting for Stock-Based Compensation. Effective January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).
Conclusion
Our compensation practices are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding performance.
Executive Compensation
The following information is furnished with respect to each of our most highly compensated executive officers whose cash compensation from us and our subsidiaries during our last fiscal year exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)

Dr. L.S. Smith	2006	180,000	100,000	30,000	(1)	310,000
Chief executive officer	2005	178,739	67,500	30,000	(1)	276,239
John Benson	2006	102,308	30,000	—		132,308
Chief financial officer	2005	98,443	25,200	—		123,443
William H. Oyster	2006	165,000	60,000	—		225,000
President	2005	163,735	45,400	—		207,735
S. Scott Williamson	2006	105,000	3,500	—		108,500
Executive vice president – consumer finance	2005	99,933	2,500	—		102,433
——————
(1)
Dr. Smith was provided a monthly automobile allowance and a $2,000 per month home office allowance.
Grants of Plan-Based Awards
We did not grant any awards under any plan in fiscal year 2006.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes unexercised options to purchase shares of our common stock and equity plan awards outstanding at December 31, 2006 for each executive officer identified in the Summary Compensation Table above. All options were fully vested and exercisable at the time of grant and expire 180 days after termination of service:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)

Dr. L.S. Smith	577,777	2.25
Chief executive officer	267,857	1.12
John Benson	50,000	1.625
Chief financial officer	25,000	2.25
	25,000	2.125
	50,000	2.25
William H. Oyster	100,000	2.25
President	50,000	2.125
	100,000	2.25
S. Scott Williamson	20,000	2.43
Executive vice president – consumer finance
Option Exercises and Stock Vested
No executive officer identified in the Summary Compensation Table above exercised an option in fiscal year 2006, and no shares of stock vested with respect to any of those executive officers.
Pension Benefits
We do not have any plan which provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Compensation
We do not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements
On July 1, 1997, we entered into an Amended and Restated Employment Agreement with Dr. Smith pursuant to which Dr. Smith was employed as an executive officer. The agreement had an initial term of ten years. Under the agreement, Dr. Smith was entitled to (i) a base annual salary of $180,000, or such greater amount as the board of directors or the compensation committee approved, (ii) a discretionary cash bonus or other incentive compensation in an amount determined by the board of directors, (iii) participation in our employee benefit programs, (iv) a $5,000 annual allowance for professional legal and accounting services rendered to Dr. Smith personally, and (v) an allowance for the maintenance of a home office and an automobile. The agreement was terminable by DGSE at any time, with or without cause, and by Dr. Smith upon sixty days notice.
During 2006, Mr. Oyster was an at-will employee and his base salary was $165,000 per year. Mr. Oyster participated in our bonus program and benefit and other incentives at the discretion of our board of directors.
During 2006, Mr. Benson was an at-will employee and his base salary was $110,000 per year. Mr. Benson participated in our bonus program and benefit and other incentives at the discretion of our board of directors.
Mr. Williamson is an at-will employee and his current base salary is $105,000 per year. Mr. Williamson participates in our bonus program and benefit and other incentives at the discretion of our board of directors.
On May 29, 2007, in connection with our acquisition of Superior, we entered into an amended and restated employment agreement with Dr. Smith and into new employment agreements with Messrs. Oyster and Benson.
Post-Acquisition Employment Agreements
Smith Employment Agreement. The revised employment agreement for Dr. Smith sets forth the terms of his employment with us as chairman and chief executive officer. The agreement has an initial 3-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $100,000 upon execution of the agreement and a base annual salary of at least $425,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each January 31 in respect of the prior calendar year, with half of the payment being contingent upon our stock price having increased at least 10% during that calendar year. For purposes of the 2007 calendar year, the first day will be deemed to be May 30, 2007, the date of the closing of the acquisition of Superior, and the 10% increase requirement will be prorated accordingly. In addition, Dr. Smith will be entitled to life insurance of $2,000,000, disability insurance equal to half of his base salary, medical insurance and other benefits.
Oyster Employment Agreement. The new employment agreement for Mr. Oyster sets forth the terms of his employment with us as president and chief operating officer. The agreement has an initial 5-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $50,000 upon execution of the agreement and a base annual salary of at least $250,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each April 30 in respect of the prior calendar year, with half of the payment being contingent upon our EBIT (earnings before interest and taxes) having increased at least 6% during that calendar year. In addition, Mr. Oyster will be entitled to life insurance of $1,000,000, disability insurance equal to half of his base salary, medical insurance and other benefits.
Benson Employment Agreement. The new employment agreement for Mr. Benson sets forth the terms of his employment with us as chief financial officer. The agreement has an initial 2-year term. It provides for a base annual salary of $175,000 and an annual bonus to be determined by our board of directors. Upon the termination of his employment, Mr. Benson will be entitled to, among other things, (1) in case of termination by DGSE during the initial term other than for cause, base salary for the remainder of the initial term plus six months; and (2) in case of termination by DGSE after the initial term other than for cause, three months of annual base salary.
Potential Payments Upon Termination or Change-in-Control
Fiscal Year 2006
Under Dr. Smith’s employment agreement in effect during our fiscal year 2006, in the event we would have terminated Dr. Smith’s employment due to death or incapacity, Dr. Smith (or his legal representative) would have been entitled to continue receiving his current base salary for one year. If Dr. Smith would have been terminated for either reason on January 1, 2007, DGSE would have been obligated to pay him $180,000 in 26 bi-weekly installments of $6,923 each.
Under that employment agreement, in the event we had (i) not elected to renew Dr. Smith’s employment agreement upon the expiration of the initial term or a renewal term, (ii) terminated Dr. Smith other than for “due cause” and other than for death or incapacity, (iii) demoted Dr. Smith to a non-executive position, or (iv) decreased Dr. Smith’s annual salary or other benefits below the minimum level specified in the agreement, other than for amendments to or terminations of employee benefit plans applicable to all executives; which the agreement refers to as a constructive termination, Dr. Smith would have been entitled to receive (i) a lump sum payment of his base salary for the remainder of the current year, and (ii) subject to Dr. Smith complying with his non-compete obligations specified in the agreement, his “salary” until the date ending on the expiration of the initial term or, if later, 36 months from his constructive termination, payable monthly in 36 equal installments. If Dr. Smith would have constructively terminated on January 1, 2007, DGSE would have been obligated to pay him $180,000 as a lump sum payment and $6,981 per month for a period of 36 months.
Under that employment agreement, in the event after a “change in control” of our company had occurred and within one year thereafter either Dr. Smith voluntarily terminated his employment upon 60 days notice, or we either did not elect to renew the employment agreement upon the expiration of the initial term or a renewal term or terminated Dr. Smith other than for “due cause”, we would have been obligated to pay him his “salary” for the remainder of the current year plus five additional years (discounted at 8% per annum), payable at Dr. Smith’s option in a lump sum or in four equal installments over a three-year period at 8% interest. If a “change in control” were to have occurred and Dr. Smith’s employment were to have terminated under one of those circumstances on January 1, 2007, we would have been obligated to pay him, at his election, either $1.25 million as a lump sum payment, or payments of $314,000, $339,000, $366,000 and $395,000 on the date 30 days, 12 months, 24 months and 36 months after the date of termination of his employment.
For purposes of that employment agreement:
•
“salary” is defined as Dr. Smith’s base salary plus his average cash bonus and other cash incentive compensation paid over the three most recent years;
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“due cause” is defined as (A) an intentional and material misapplication by Dr. Smith of our funds, or any other material act of dishonesty committed by Dr. Smith, (B) Dr. Smith’s continued material breach or nonperformance of his employment agreement 30 days after notice of the breach has been provided, or
(C) any other act by Dr. Smith involving willful and material malfeasance or gross negligence in the performance of his duties; and
•
“change in control” is defined as (A) any person or group becomes the beneficial owner of shares representing 30% or more of the voting power of our company, (B) in any 12-month period, our directors at the beginning of that period cease to constitute a majority of our board of directors and a majority of the initial directors still in office neither elected all of the new directors nor nominated them all for election by our stockholders, or (C) a person or group acquires in any 12-month period gross assets of our company constituting at least 50% of the fair market value of all our gross assets.
Post-Acquisition Employment Agreements
Under the new employment agreements of Dr. Smith and Mr. Oyster, if the executive were to be terminated due to an illness, injury or other incapacity which prevents him from carrying out or performing fully the essential functions of his duties for a period of 180 consecutive days, or due to his death, the executive (or his legal representative) would be entitled to receive his salary for a period of one year following the date of termination and the pro rata portion of this bonus for the prior calendar year. If Dr. Smith would have been terminated for either reason on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him $425,000 in 26 bi-weekly installments of $16,346 each. If Mr. Oyster would have been terminated for either reason on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him $250,000 in 26 bi-weekly installments of $9,615 each.
In the event either executive were to be terminated for “cause”, he would be entitled to the pro rata share of the bonus paid to him for the calendar year immediately preceding his termination. If either executive would have been terminated for “cause” on January 1, 2007 and his new employment agreement had then been in effect, we would not have been obligated to pay him any additional severance pay.
In the event either executive were to be terminated other than for “cause”, or if either executive resigns for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) the maximum bonus he would have been entitled to receive for the current year, plus (iii) three years salary based on the salary then in effect. If Dr. Smith would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $1.91 million. If Mr. Oyster would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $1.13 million.
In the event either executive were to resign other than for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) a pro rata share of the maximum bonus he would have been entitled to receive for the current year, plus (iii) one year salary based on the salary then in effect. If Dr. Smith would have resigned other than for “good reason” on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $850,000. If Mr. Oyster would have resigned other than for “good reason” on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $500,000.
In addition, in the event of the termination of Dr. Smith’s employment, DGSE would be required to maintain medical health benefits for Dr. Smith and his wife until both are covered by a comparable health insurance plan provided by a subsequent employer or their earlier death. This obligation has an estimated present cost to us of $32,100 (assuming payment for a 36-month period). In the event of the termination of Mr. Oyster’s employment, we would be required to maintain medical health benefits for Mr. Oyster and his wife for a period of 18 months or, if earlier, until both are covered by a comparable health insurance plan provided by a subsequent employer. This obligation has an estimated cost to us of $17,200.
In the event of the termination of either executive’s employment, other than for termination by the executive for “good reason”, the executive may not for a period of two years compete with us in the state in which we conduct business during the employment term.
For purposes of the two executives’ new employment agreements:
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“cause” is defined as (i) conviction of the executive for a felony involving dishonest acts during the term of the agreement, (ii) any “willful” and material misapplication by the executive of company funds, or any other material act of dishonesty committed by him, or (iii) the executive’s “willful” and material breach of the agreement or “willful” and material failure to substantially perform his duties thereunder (other than a failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the our board of directors which specifically identifies the manner in which the board believes the executive has not substantially performed his duties and the executive fails to cure his nonperformance. We are obligated to provide the executive 30 days written notice setting forth the specific reasons for its intention to terminate the executive for cause and an opportunity for the executive to be heard before our board of directors, and to deliver to the executive a notice of termination from the board of directors stating that a majority of the board found, in good faith, that the executive had engaged in the “willful” and material conduct referred to in the notice;
•
an act or failure to act is “willful” if done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interest;
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“good reason” is defined as (i) a change in the executive’s status or positions with us that, in his reasonable judgment, represents a demotion, (ii) the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are inconsistent with his existing status or position, (iii) layoff or involuntary termination of the executive’s employment, except in connection with the termination of the executive’s employment for “cause” or as a result of his retirement, disability or death, (iv) a reduction by us in the executive’s base salary, (v) any “change in control” occurring more than one year after the effective date of the agreement, (vi) the failure by us to continue in effect any employee benefit plan in which the executive is participating at the effective date of the agreement, other than as a result of the normal expiration of the plan in accordance with its terms, except to the extent that we provide the executive without substantially equivalent benefits, (vii) the imposition of any requirement that the executive be based outside the Dallas-Fort Worth metropolitan area, (viii) our failure to obtain the express assumption of the agreement by any successor, or (ix) any violation by us of any agreement (including the new employment agreement) between us and the executive; and
•
“change in control” is defined as (A) any person or group becomes the beneficial owner of shares representing 20% or more of the combined outstanding voting power of our company, (B) in any 12-month period, our directors at the beginning of that period cease to constitute a majority of our board of directors and a majority of the initial directors still in office neither elected all of the new directors nor nominated them all for election by our stockholders, or (C) a person or group acquires in any 12-month period gross assets of our company constituting at least 50% of the fair market value of all our gross assets.
Under the new employment agreement of Mr. Benson, if DGSE were to terminate Mr. Benson’s employment during the initial 2-year term, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the initial term, plus (ii) six months salary based on the salary then in effect. If Mr. Benson would have been terminated by us on January 1, 2007 and his new employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $437,500. If we were to terminate Mr. Benson’s employment after the initial 2-year term, he would be entitled to receive a lump sum payment of three months salary based on his salary then in effect.
In the event Mr. Benson were to resign upon not less than 30 days notice to us, and we were immediately to relieve Mr. Benson of his duties, he would be entitled to receive a lump sum payment of his salary until the date his resignation were to be effective. If Mr. Benson would have delivered a resignation notice to us on January 1, 2007 indicating his decision to resign on March 1, 2007, his new employment agreement had then been in effect and we would have immediately relieved him of his duties and terminated the employment agreement, we would have been obligated to pay him a lump sum payment of $29,000.
Compensation of Directors
The following table sets forth information concerning the compensation of our directors during our 2006 fiscal year, except for directors who are also named executive officers and whose compensation is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Option Awards		Total

William P. Cordeiro	$2,000	—	(1)	$2,000
Paul Hagen	$2,000	—	(2)	$2,000
Craig Alan-Lee	$2,000	—	(2)	$2,000
——————
(1)
Mr. Cordeiro has been granted options to purchase 22,500 shares of DGSE’s common stock at an exercise price equal to the then fair market value of DGSE’s common stock.
(2)
Each of Messrs. Hagen and Alan-Lee has been granted an option to purchase 5,000 shares of DGSE’s common stock at an exercise price equal to the then fair market value of DGSE’s common stock.
Directors who are also employees of DGSE do not receive any compensation for serving as a director or as a member of a committee of the board of directors. Directors who are not employees of DGSE receive a fee in the amount of $500 for each meeting of the board of directors and each committee meeting of the board of directors attended.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Transactions with Related Persons
We have not entered into any transaction since the beginning of our 2006 fiscal year required to be disclosed in this proxy statement under the rules of the SEC, other than transactions described elsewhere in this proxy statement.

Review, Approval or Ratification of Transactions with Related Persons
We have adopted a written policy regarding the review, approval or ratification of transactions with designated related persons, which is available from our website, www.DGSE.com. In accordance with the policy, our audit committee or the chairperson of our audit committee reviews transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, the policy applies to the following categories of related persons:  directors, nominees, executive officers, and stockholders owning five percent or more of our outstanding stock, and their respective immediate family members. The committee or chairperson approve or ratify only those transactions which are in, or not inconsistent with, the best interests of our company and our stockholders. The audit committee chairperson reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until our audit committee can meet. The chairperson reports any transactions with related persons he has approved or ratified to our audit committee and any transactions with related persons he or the audit committee has approved or ratified to our board. Our audit committee will annually review any previously approved or ratified related person transactions that remains ongoing.
OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at our annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the annual meeting may request reasonable assistance or accommodation from us by contacting the corporate secretary at DGSE Companies, Inc., 2817 Forest Lane, Dallas, Texas  75234, or at (972) 484-3662. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by July 16, 2007.
Whether you intend to be present at the annual meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors,

/s/ Dr. L.S. Smith
Dr. L.S. Smith
Chairman of the Board
July 12, 2007

ANNEX 1
DGSE COMPANIES, INC.
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
Organization
This charter governs the operations of the Audit Committee of Dallas Gold & Silver Exchange, Inc. The Audit Committee shall review and reassess this charter on at least an annual basis and obtain the approval of the board of directors. The Audit Committee shall be appointed by the board of directors and shall consist of at least three directors, two of whom are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and meet the standards of independence required by the NASDAQ or any other exchange on which the common stock of Dallas Gold & Silver Exchange, Inc. is traded. The members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the audit committee, and at least one member shall have accounting or related financial management expertise as required by the rules of the NASDAQ or any other exchange on which the common stock of Dallas Gold & Silver Exchange, Inc. is traded.
The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board of directors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the audit committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel at the Company’s expense, or other experts for this purpose.
Responsibilities and Processes
The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible to best react to changing conditions and circumstances. The audit committee should take the appropriate actions to set the overall corporate “tone’ for quality financial reporting, sound business risk practices, and ethical behavior.
The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.
•
The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders. The Audit Committee and the Board shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board the selection of the Company’s independent auditors.
•
The Audit Committee shall review the interim financial statements with management prior to the filing of the Company’s Quarterly Reports on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire committee for the purposes of this review.
•
The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Reports on Form 10-K (or the annual reports to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards.

DGSE COMPANIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JULY 27, 2007

FOLD AND DETACH HERE
REVOCABLE PROXY – DGSE COMPANIES, INC.
The undersigned, a stockholder of DGSE Companies, Inc., a Nevada corporation, hereby appoints DR. L.S. SMITH and WILLIAM H. OYSTER, or any of them, the proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote for the undersigned all the shares of DGSE Companies, Inc. common stock held of record on June 27, 2007 by the undersigned at the Annual Meeting of Stockholders to be held on July 27, 2007 or any adjournment or postponement thereof as follows. Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2 and 3, as recommended by management and as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

1.
ELECTION OF DIRECTORS

☐	VOTE FOR all nominees listed below (except WITHHOLD AUTHORITY to vote for as marked to the contrary below)
INSTRUCTION: To withhold authority to vote for any individual, cross out the nominee’s name in the list below.

Dr. L.S. Smith	William H. Oyster	Dr. William P. Cordeiro	Craig Alan-Lee
David Rector	Richard M. Gozia	Mitchell T. Stoltz

☐	VOTE WITHHELD from all nominees

2.  To ratify the selection of BKR Cornwell Jackson as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be marked, dated and signed on the other side)

FOLD AND DETACH HERE

PLEASE MARK BOX IF YOU PLAN TO ATTEND THE MEETING ☐

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
Date:  ___________________________________________, 2007
Stockholder:  __________________________________________
Co-Holder (if any):  _____________________________________
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name and by authorized person. Please act promptly. Sign, date and mail your proxy card today.
If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.